Exhibit 99.2
AMENDMENT No. 1
TO
EMPLOYMENT AGREEMENT

This Amendment No. 1 (the “Amendment”) to the Employment Agreement is made and entered into as of this 12th day of April, 2010, by and between  Life Quotes, Inc. (the “Company”) and William V. Thoms.

RECITALS

WHEREAS, the Company and Mr. Thoms (the “Parties”) entered into an Employment Agreement dated July 7, 1999 (the “Agreement”); and

WHEREAS, the Parties wish to amend certain provisions of the Agreement.

NOW THEREFORE, in consideration of the premises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

FIRST.  Section 1 Definitions “Change in Control”, “Disabled” or “Disability”, and “Good Reason” are hereby replaced in their entirety with the following:

“Change of Control” means the occurrence of subparagraph (a), (b), or (c) below or any combination of said event(s).  Notwithstanding the foregoing, the term “Change of Control” shall also have such additional meanings as are permitted or required under Section 409A:

(a)           Change of Ownership of the Company.  A change of ownership of the Company occurs on the date that any one person or persons acting as a Group (as that term is defined in Subparagraph (2) below) acquires ownership of the stock of the Company, that, together with stock held by such person or Group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company or of any corporation that owns at least fifty percent (50%) of the total fair market value and total voting power of Company.

(1)           However, if any person or Group is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or Group of persons is not considered to cause a Change of Control.  In addition, the term Change of Control shall apply if there is an increase in the percentage of stock owned by any one person or persons, acting as a Group, as a result of a transaction in which the Company acquires its stock in exchange for property.  The rule set forth in the immediately preceding sentence applies only when there is a transfer of stock of Company (or issuance of stock of Company) and the stock of Company remains outstanding after the transaction.

(2)           Persons will not be considered to be acting as a Group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering.  However, persons will be considered to be acting as a Group if they are shareholders of Company and it, or its parent, enters into a merger, consolidation, purchase or acquisition of stock or similar business transaction with another corporation.  If a person owns stock in Company and another corporation is involved in a business transaction, then the shareholder of Company is deemed to be acting as a Group with other shareholders in the Company prior to the transaction.

(b)           Effective Change of Control.  If the Company does not qualify under Subparagraph (a), above, then it may still meet the definition of Change of Control, on either of the following dates:

(1)           The date any one person, or more than one person, acting as a Group acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Company possessing thirty percent (30%) or more of the total voting power of the stock of Company; or

(2)           The date a majority of the numbers of the Company’s Board of Directors are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors before the date of the appointment or election.

(c)           Change in Ownership of Company’s Assets.  A change in the ownership of a substantial portion of Company’s assets occurs on the date that any person, or more than one person acting as a Group, acquires or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total fair market value equal to more than forty percent (40%) of the total gross fair market value of all of the assets of the Company immediately before such acquisition or acquisitions.  For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

(1)           There will be no Change in Control under this Subparagraph (c) when there is a transfer to an entity that is controlled by the shareholders of the Company immediately after the transfer.  A transfer of assets by Company is not treated as a change in ownership of such assets if the assets are transferred to:

(i)           A shareholder of Company (immediately before the asset transfer) in exchange for or with respect to its stock;

(ii)           An entity, fifty percent (50%) or more of the total value or voting power of which is owned directly or indirectly, by the Company;

(iii)           A person, or more than one person, acting as a Group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company; or

(iv)           An entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in Subparagraph c., above.

“Disabled” or “Disability” means a determination, made at the request of the Executive or upon the reasonable request of the Company set forth in a Notice to Executive, by a physician selected by the Company and Executive, that Executive is unable to perform his duties as specified in this Agreement and in all reasonable medical likelihood such will continue for period in excess of 12 months.

“Good Reason” shall occur when the Executive separates from service

(i)	Within a twenty four month period following the initial existence of one or more of the following conditions arising without the consent of the Executive:

(a)	A material diminution in the Executive’s Base Salary;

(b)	A material diminution in the Executive’s authority, duties or responsibilities;

(c)
A material diminution in the Authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors of the Company (or similar governing body);

(d)	A material diminution in the budget over which the Executive retains authority;

(e)
A material change in the Executive’s geographic location including the relocation of the Executive’s office more than 40 miles from the Company’s present executive offices without the Executive’s consent; or

(f)
Any other action or inaction that constitutes a material breach by the Company of the Agreement in which the Executive provides written notice to the Company within 60 days of the material breach and Company fails to remedy within 60 days from the date of written notice of such noncompliance given by the Executive to the Company;.

SECOND:  Section 5(3) of the Agreement is hereby replaced in its entirety with the following:

“3.           Disability.  In the event the Executive becomes Disabled (as such term is hereinafter defined) during the Employment Period and it is expected that the mental or physical disability is expected to last longer than 12 months, and the Company is unable to make a reasonable accommodation which would enable the Executive to continue to perform the essential functions of employment position with the Company, the Employment Period may be terminated at the option of the Executive or the Company effective 30 days after a Notice of Termination is given (provided that the Executive shall not have returned to the performance of his duties on a full-time basis during such 30-day period).  Unless otherwise agreed by the Executive and the Board of Directors, the determination by the physician selected by the Company and the Executive that the Executive is Disabled shall be binding upon the Company and the Executive.”

THIRD:  Section 6(1) of the Agreement is hereby replaced in its entirety with the following:

“Termination Without Cause or With Good Reason.  In the event the Executive’s employment with the Company is terminated at any time during the Employment Period by the Company other than for Cause, Death or Disability, or the Executive’s voluntary separation from service for Good Reason or within three months preceding or twenty four months following a Change in Control, then Executive shall be entitled to a severance payment equal to the product of Executive’s Base Salary in effect on the Termination Date, multiplied by two, payable in cash in a lump sum on or before the fifteenth day following the Date of Termination (or if he shall have died after termination but prior to payment, his surviving spouse, his personal representative, as successor in interest).  A “Separation from Service” shall mean the Executive’s termination of employment with the Company beginning on his Date of Termination.”

FOURTH.  A new sentence shall be added to the end of Section 6(5)(3) to read as follows:

“Notwithstanding any provision in the Agreement to the contrary, the Gross-Up Payment shall be paid no later than the end of the year in which the Company remits the related taxes.”

FIFTH.  Section 6(4) shall be amended to read as follows:

“6(4)          Additional Separation Benefits. In the event the Executive’s employment with the Company is terminated at any time during the Employment Period by the Company other than for Cause, Death or Disability, or the Executive’s voluntary separation from service for Good Reason or within three months preceding or twenty four months following a Change in Control, the Company shall permit for a period of three years following the Date of Termination, at the Company’s expense, the Executive, his spouse and dependents, as applicable (the “Benefit Participants”), to participate in all group medical health insurance plans and employee benefit plans, programs and arrangements now or hereafter made available to the senior executive employees of the Company (the “Plans”) (including but not limited to such Plans in which Executive was entitled to participate immediately prior to the Date of Termination), in the same manner provided to its other senior executive employees; provided, however, that this paragraph 6(4) shall not apply in the event that (i) the Company shall hereafter terminate the applicable Plan, or (ii) the participation of the Benefit Participants in such Plan is prohibited by law or, if applicable, would disqualify such Plan as a tax qualified plan pursuant to the Code, or (iii) the participation of the Benefit Participants violates the general terms and provisions of such applicable Plan.  In the event that any of the Benefit Participants’ participation in such Plans is prohibited by law or, if applicable, would disqualify the Plan as a tax qualified plan, or the participation of the Benefit Participants violates the general terms and provisions of such applicable Plan, the Company shall permit the Benefit Participants to acquire substantially comparable coverage or benefits, at the Company’s expense, from a source of Executive’s or his spouse’s choosing, provided, however, that if provision of such coverage or benefit would result in a cost of excess of 130% of the cost to the Company if provided under a Company Plan, the Company may satisfy its obligations under this paragraph 6(4) by contributing to the Benefit Participants 130% of the cost to the Company under the Company Plans.  Notwithstanding the foregoing, in no event will the Benefit Participants receive from the Company the coverage and benefits contemplated by this paragraph 6(4) if the Benefit Participants receive such coverage and benefits from any other source.”

SIXTH  A new Section shall be added to the end of the Agreement to read as follows:

“25.           Code Section 409A Compliance.  It is intended that this Agreement be drafted and administered in compliance with Code Section 409A including, but not limited to, any future amendments to Code Section 409A, and any other Internal Revenue Service or other governmental rulings or interpretations (“IRS Guidance”) issued pursuant to Section 409A so as to not subject the Executive to payment of interest or additional tax under Code Section 409A.  In furtherance thereof, if payment or provision of any amount or benefit thereunder that is subject to Code Section 409A at the time specified herein would subject such amount or benefit to any additional tax under Code Section 409A, the payment or provision of such amount or benefit shall be postponed to the earliest commencement date on which the payment or provision of such amount or benefit could be made without incurring such additional tax.  In addition, to the extent that any IRS guidance issued under Code Section 409A would result in the Employee being subject to the payment of interest or any additional tax under Code Section 409A, the parties agree to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Code Section 409A, which amendment shall have the minimum economic effect necessary and be reasonable determined in good faith by the Company and the Employee.”

SEVENTH:  Effect in the Agreement.  Except as specifically amended herein, the Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

EIGHTH :  Governing Law.  This Amendment shall be governed by and construed in accordance with the internal laws of the State of Illinois, without giving effect to the principles of conflicts of laws.

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be executed as of the date first above written.

By:	/s/ William V. Thoms
William V. Thoms

Life Quotes, Inc.

By:	/s/ Robert S. Bland

A duly authorized signatory